SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2016

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 18, 2016, at 10: 30 a.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect Santo J. Costa, John T. Henderson and B. Lynne Parshall as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2016 (Proposal Two);

3. To approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 81,500,000 shares to 163,000,000 shares (Proposal Three); and

4. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2016 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon A. Barbari

Corporate Secretary

South San Francisco, California

March 30, 2016

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IS BEING DISTRIBUTED ON OR ABOUT APRIL 6, 2016. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2016 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE PROXY CARD THAT MAY BE MAILED TO YOU AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 18, 2016

This Proxy Statement, Notice of Annual Meeting and Form of Proxy Card and the 2015 Annual Report to Stockholders are available at www.cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

email: investor@cytokinetics.com

Telephone: 650-624-3283

Information Concerning Solicitation and Voting		1

Proposal One:	Election of Three Class III Directors	4

Proposal Two:	Ratification of Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm to the Company for the Fiscal Year Ending December 31, 2016	5

Proposal Three:	Approval of the Amended and Restated Certificate of Incorporation Increasing the Number of Authorized Shares of Common Stock From 81,500,000 Shares to 163,000,000 Shares	7

Forward Looking Statements		9

Security Ownership of Certain Beneficial Owners and Management		10

Board of Directors		12
	Director Skills, Experience and Background	12
	Board Leadership Structure	14
	Board Role in Risk Oversight	14
	Independence of Directors	15
	Board of Directors Meetings and Committees	15

Executive Officers		17
	Executive Skills, Experience and Background	17

Executive Compensation		19
	Compensation Discussion and Analysis	19
	Compensation and Talent Committee Report	29
	Summary Compensation Table	30
	Grants of Plan-Based Awards in 2015	31
	Outstanding Equity Awards at December 31, 2015	32
	Option Exercises and Vesting of Stock in 2015	33
	Potential Payments Upon Termination or Change of Control	33

Director Compensation		35
	Director Summary Compensation Table for 2015	35

Report of the Audit Committee of the Board of Directors		37

Section 16(A) Beneficial Ownership Reporting Compliance		38

Certain Business Relationships and Related Party Transactions		38

Indemnification of Directors and Officers		42

Other Matters		43

Appendix A:	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cytokinetics, Incorporated	A-1

CYTOKINETICS, INCORPORATED

280 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 18, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, “our”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 18, 2016, at 10: 30 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 6, 2016 to all stockholders of record entitled to vote at the Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 16, 2016.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on March 28, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. We have one class of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 81,500,000 shares of Common Stock were authorized and 39,607,437 shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to us at our principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each common share has one vote.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and D.F. King & Co., Inc. (“D.F. King”), our proxy solicitor, may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King will be paid its customary fee of approximately $7,500, plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting in Person or by Proxy Card

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders may also vote their shares by proxy by means of the telephone or on the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to www.investorvote.com/cytk to vote by proxy their shares by means of the Internet. They will be required to provide our number and control number contained on your Notice. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at www.proxyvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 17, 2016. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who is expected to be a representative from Computershare Shareowner Services, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are

INFORMATION CONCERNING SOLICITATION AND VOTING

properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; (iii) for approval of the amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 81,500,000 shares to 163,000,000 shares; and (iv) upon such other business as may properly come before the Annual Meeting or any adjournment thereof at the discretion of the proxy holder, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, your broker or nominee may not vote your shares on Proposal One without your instructions, but may vote your shares on Proposals Two and Three. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of our stockholders that are intended to be presented by such stockholders at our 2017 Annual Meeting of Stockholders must be received by us no later than December 7, 2016. Proposals submitted by this date will also be considered for inclusion in next year’s proxy materials. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF THREE CLASS III DIRECTORS

Nominees

Our Board of Directors currently has seven members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage and Wendell Wierenga, who will serve until the 2017 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

•	Class II consists of Robert I. Blum and Sandford D. Smith, who will serve until the 2018 Annual Meeting of Stockholders; and

•

Class III consists of Santo J. Costa, John T. Henderson and B. Lynne Parshall, who will serve until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Costa, Dr. Henderson and Ms. Parshall will stand for re-election as Class III directors at this Annual Meeting.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following such election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class III directors are as follows:

•	Santo J. Costa

•	John T. Henderson

•	B. Lynne Parshall

Biographical information for each Class III director can be found below in the Board of Directors section. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class III director will continue until our 2019 Annual Meeting of Stockholders and until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND II DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm for each of the last two fiscal years were:

	Years Ended December 31,
	2015	2014
Audit Fees	$745,940	$738,999
Audit-Related Fees	97,000	125,300
Tax Fees	—	—
Other Fees	1,800	1,800

	$844,740	$866,099

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2015, 2014 and 2013.

For the fiscal years ended December 31, 2015 and 2014, Audit Fees were $745,940 and $738,999, respectively. The Audit Fees included fees of $745,940 for 2015 and $683,999 for 2014 associated with the annual audit of our financial statements, Sarbanes-Oxley Act compliance and the interim review of our financial statements included in quarterly reports on Form 10-Q. Additionally in 2014, Audit Fees of $55,000 were billed for services provided in connection with accounting consultation for our partnership activities. Audit-Related Fees include services provided in connection with the issuance of comfort letters, and consents relating to registration statement filings with the SEC and tax provision review. Other Fees consist of the cost of our subscription to an accounting research tool provided by PricewaterhouseCoopers LLP.

All audit services and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and other fees set forth in the table above were pre-approved by the Audit Committee.

PROPOSAL TWO

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM TO THE COMPANY

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL THREE

APPROVAL OF THE

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 81,500,000 SHARES TO 163,000,000 SHARES.

On February 4, 2016, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, an amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Company increasing the number of authorized shares of Common Stock from 81,500,000 shares to 163,000,000 shares (the “Authorized Share Increase”). Each additional share of Common Stock authorized by the Authorized Share Increase will have the same rights and privileges as each share of Common Stock presently authorized. Stockholders have no preemptive rights to receive or purchase any of the additional shares of Common Stock to be authorized by the proposed amendment.

The Board of Directors believes that the availability of the additional shares of Common Stock for the purposes stated will be beneficial to the Company by increasing the flexibility of its business and financial planning. Although at present the Board of Directors has no plans to issue the additional shares of Common Stock, the proposed increase would ensure that additional shares will be available, if needed, for issuance in connection with raising capital, issuing stock dividends, effecting stock splits, providing equity incentives to employees, consultants, officers and directors, establishing strategic relationships with other companies, expanding the Company’s business through the acquisition of other businesses, technologies or products, and for other corporate purposes that the Board of Directors determines are advisable.

The following table sets forth certain information with respect to the Company’s Common Stock as of February 29, 2016:

Common Stock	As of February 29, 2016
Shares presently authorized for issuance	81,500,000
Shares issued and outstanding	39,607,437
Shares reserved for issuance under outstanding warrants and pursuant to equity compensation plans	13,983,701
Shares reserved for issuance under the Controlled Equity Offering	4,346,446
Shares presently available for issuance	23,562,416
Shares that will be available for issuance if Proposal Three is adopted	105,062,416

If the Authorized Share Increase is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. For example, the NASDAQ Stock Market LLC, which governs the NASDAQ Global Select Market on which the Company’s Common Stock is listed, currently requires stockholder approval prior to the listing of additional shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in a 20% or greater increase in the number of shares outstanding.

The Authorized Share Increase could have an anti-takeover effect, although that is not the Company’s intention in adopting it. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not currently aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. In addition to the Company’s Common Stock, the Company’s Amended and Restated Certificate of Incorporation currently empowers the Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval. No shares of Preferred Stock of the Company are currently issued or outstanding. No change to the Company’s Preferred Stock authorization is requested by this Proposal Three.

If the Authorized Share Increase is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the form of which is set forth in Appendix A. However, if the Company’s stockholders approve the proposed amendment, the Board of Directors retains discretion under Delaware law not to implement the proposed amendment. If the Board of Directors exercised such discretion, the number of authorized shares of Common Stock would remain at its current level.

PROPOSAL THREE

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date will be required to approve the Authorized Share Increase. Brokerage firms have authority to vote customers’ non-voted shares held by the firms in street name on the Authorized Share Increase. If a broker does not exercise this authority, such broker non-votes will have the same effect as a negative vote. Abstentions will also have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL

OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM

81,500,000 SHARES TO 163,000,000 SHARES.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “likely,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” and other similar words or phrases, as well as statements in the future tense. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include statements relating to compensation plans, strategies, objectives and our anticipated financial and operational performance. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those set forth in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2016, certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by us to be the beneficial owner of more than 5% of our voting securities,

•	each director and each nominee for director to the Company,

•	each of the executive officers named in the Summary Compensation Table appearing herein, and

•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 39,607,437 shares of Common Stock outstanding as of February 29, 2016, adjusted as required by the rules promulgated by the SEC. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with BVF Partners L.P.(1)	3,841,680	9.5%
900 North Michigan Avenue, Suite 1100 Chicago, IL 60611
Eastern Capital Limited.(2)	3,607,529	8.9%
P.O. Box 31363 Grand Cayman KY1-1206, Cayman Islands
Entities affiliated with FMR, LLC(3)	3,198,699	7.9%
245 Summer Street Boston, MA 02210
Entities affiliated with Lansdowne Partners Limited Partnership(4)	2,848,181	7.1%
15 Davies Street London W1K 3AG England
Entities affiliated with BlackRock, Inc.(5)	2,497,737	6.3%
40 East 52nd Street New York, NY 10022
Astellas Pharma, Inc.(6)	2,040,816	5.2%
5-1, Nihonbashi-Honcho 2-chome Chuo-ku, Tokyo 103-8411 Japan
Amgen Inc.(7)	1,984,901	5.0%
One Amgen Center Drive Thousand Oaks, CA 91320
Executive Officers and Directors:
Robert I. Blum(8)	629,171	1.6%
Sharon A. Barbari(9)	278,394	*
Bonnie A. Charpentier, Ph.D.(10)	29,999	*
David W. Cragg(11)	162,403	*
Fady I. Malik, M.D., Ph.D.(12)	198,746	*
Bradley P. Morgan, Ph.D.(13)	113,673	*
Andrew A. Wolff, M.D., F.A.C.C.(14)	190,456	*
Santo J. Costa(15)	46,664	*
L. Patrick Gage, Ph.D.(16)	168,276	*
John T. Henderson, M.B., Ch.B.(17)	118,613	*
B. Lynne Parshall, Esq.(18)	59,168	*
Sandford D. Smith(19).	70,490	*
Wendell Wierenga, Ph.D.(20)	66,713	*
All directors and named executive officers as a group (13 persons)	2,132,766	5.1%
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Based on a Schedule 13G filed with the SEC on February 16, 2016. Represents: 3,841,680 shares of Common Stock held by BVF Partners L.P. and its Affiliates which includes 921,052 shares of Common Stock underlying warrants exercisable as of February 29, 2016.

(2)

Based on a Schedule 13G filed with the SEC on February 13, 2015. Represents: 3,607,529 shares of Common Stock held by Eastern Capital Limited which includes 723,684 shares of Common Stock underlying warrants exercisable as of February 29, 2016.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2016. Represents: 3,198,699 shares of Common Stock held by FMR LLC which includes 1,050,500 shares of Common Stock underlying warrants exercisable as of February 29, 2016.

(4)

Based on a Schedule 13G filed with the SEC on February 12, 2016. Represents: (a) 2,505,957 shares of Common Stock held by Lansdowne Developed Markets Master Fund Limited which includes 526,316 shares of Common Stock underlying warrants exercisable as of February 29, 2016; and (b) 342,224 shares of Common Stock held by Lansdowne Partners Austria GMBH.

(5)	Based on a Schedule 13G filed with the SEC on January 26, 2016. BlackRock, Inc. disclaims beneficial ownership of the shares of Common Stock held by the Company.

(6)	Based on a Schedule 13G filed with the SEC on December 26, 2014.

(7)	Based on a Schedule 13D/A filed with the SEC on March 6, 2014.

(8)

Represents: (a) 3,276 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 621,729 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 29, 2016. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(9)

Represents: (a) 25,818 shares of Common Stock held by the Barbari Family Trust; and (b) 252,576 shares of Common Stock underlying options granted to Ms. Barbari that are exercisable within 60 days of February 29, 2016.

(10)	Represents: 29,999 shares of Common Stock underlying options granted to Dr. Charpentier that are exercisable within 60 days of February 29, 2016.

(11)

Represents: (a) 17,306 shares of Common Stock held by Mr. Cragg; and (b) 145,097 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 29, 2016.

(12)	Represents: (a) 3,777 shares of Common Stock held by Dr. Malik; and (b) 194,969 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 29, 2016.

(13)

Represents: (a) 13,391 shares of Common Stock held by Dr. Morgan; and (b) 100,282 shares of Common Stock underlying options granted to Dr. Morgan that are exercisable within 60 days of February 29, 2016.

(14)

Represents: (a) 21,677 shares of Common Stock held by Dr. Wolff; and (b) 168,779 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 29, 2016.

(15)	Represents: 46,664 shares of Common Stock underlying options granted to Mr. Costa that are exercisable within 60 days of February 29, 2016.

(16)

Represents (a) 30,000 shares of Common Stock held by Dr. Gage; (b) 1,850 shares held by Dr. Gage’s spouse; and (c) 136,426 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 29, 2016.

(17)

Represents (a) 250 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 118,280 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 29, 2016. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

(18)	Represents: 59,168 shares of Common Stock underlying options granted to Ms. Parshall that are exercisable within 60 days of February 29, 2016.

(19)	Represents: 70,490 shares of Common Stock underlying options granted to Mr. Smith that are exercisable within 60 days of February 29, 2016.

(20)	Represents: 66,713 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 29, 2016.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

We do not have a policy for stock ownership guidelines for members of the Board of Directors or executive officers.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to the Company. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;

•	Evaluate the President and Chief Executive Officer;

•	Review management performance and compensation;

•	Review management succession planning;

•	Advise and counsel management;

•	Monitor and manage potential conflicts of interests of management, board members and stockholders;

•	Oversee the integrity of financial information; and

•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, legal and regulatory compliance and compensation and retention practices.

The following table sets forth in alphabetical order the names of each member of our Board of Directors, their age, position, director class and committee membership as of March 30, 2016.

Director	Age	Position/Class	Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee	Science & Technology Committee
Robert I. Blum	52	CEO, Class II
Santo J. Costa	70	Class III		Chair	✓
L. Patrick Gage, Ph.D.	73	Chairman, Class I		✓	Chair	✓
John Henderson, M.B., Ch.B.	71	Class III	✓		✓	✓
B. Lynne Parshall, Esq.*	62	Class III	Chair		✓
Sandford D. Smith	69	Class II	✓	✓
Wendell Wierenga, Ph.D	68	Class I		✓		Chair
Number of Committee Meetings Held in 2015			10	7	4	4
*	Financial Expert

Director Skills, Experience and Background

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

Santo J. Costa has served as a member of our Board of Directors since November 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North

BOARD OF DIRECTORS

Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals. Mr. Costa has served as Chairman of the Board of Alchemia Limited, a biopharmaceutical company, from March 2014 to June 2015. He served on the Board of Directors of Magor Corporation, formerly Biovest Corp. I, from March 2010 until March 2013. He served as Chairman of the Board of LaboPharm, Inc. from 2006 to 2011 and a director of OSI Pharmaceuticals from 2006 to 2010, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since November 2009 and as Chairman of the Board of Directors since March 2010. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry, including serving as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology for American Home Products, parent company of Wyeth Research. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served as the Chairman of the Board of Directors of Tetraphase Pharmaceuticals since April 2013. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and has served as the Chairman of Myriad’s Board of Directors since April 2005. He served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) from June 2009 until January 2013. Dr. Henderson earned his bachelor’s of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. Ms. Parshall currently serves on the Board of Directors and as the Chief Operating Officer of Ionis Pharmaceuticals, Inc. She has held various positions of increasing responsibilities at Ionis since 1991. Prior to joining Ionis, Ms. Parshall was a partner at the law firm of Cooley LLP. Ms. Parshall served as a member of the Board of Directors of Regulus Therapeutics Inc. from January 2009 to June 2015, and prior to Regulus’ conversion to a corporation, from November 2007 to January 2009. Ms. Parshall is a member of the Licensing Executives Society and a member of the American, California, and San Diego bar associations. Ms. Parshall holds a J.D. from Stanford Law School, California and B.A. from Harvard University, Massachusetts.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Sandford D. Smith has served as a member of our Board of Directors since March 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation, and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the Board of Directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith has served on the Board of Directors of Aegerion Pharmaceuticals, Inc.

BOARD OF DIRECTORS

since January 2012, was appointed Chairman of the Board of Directors in January 2016 and also served as Interim Chief Executive Officer from July 2015 to January 2016. He also has served on the Board of Directors of Neuralstem, Inc. and Arpicus Biosciences, Inc. since May and August 2014, respectively. Mr. Smith earned a bachelor’s degree from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and in particular drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc., which was acquired by Salix Inc., which was subsequently acquired by Valeant, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc. since 2001, the Board of Directors of Ocera Therapeutics, Inc. since December 2013, the Board of Directors of Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc. since March 2014 and on the Board of Directors of Anacor Pharmaceuticals, Inc. since September 2014. He also serves as the chairman of the Board of Directors of a privately held pharmaceutical research and development company. Dr. Wierenga also served on the Board of Directors of Onyx Pharmaceuticals, Inc. from 1996 to 2013. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance of the Company, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board Role in Risk Oversight

The role of our Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy. At least quarterly, management reports to the Board of Directors and Audit Committee on our significant risk areas, as identified by management. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee

BOARD OF DIRECTORS

has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals, such as quarterly earnings or sales projections. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

Each of our directors is independent as defined under the Nasdaq listing standards, except for Robert I. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with the Company.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

Our Board of Directors held thirteen meetings during the fiscal year ended December 31, 2015. Each of the directors serving during fiscal year 2015 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure. The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee, a Nominating and Governance Committee and a Science and Technology Committee.

Audit Committee. The Audit Committee consists of directors B. Lynne Parshall, John T. Henderson and commencing May 19, 2015, Sandford D. Smith. In addition, Denise M. Gilbert served on the Audit Committee through May 20, 2015. All members of the Audit Committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors had determined that Denise M. Gilbert is an “audit committee financial expert” as defined in the SEC rules, based on her past experience as a Chief Financial Officer of two life science companies. The Board of Directors also determined that B. Lynne Parshall is an “audit committee financial expert” as defined in the SEC rules, based on her experience as a Chief Operating Officer of a life science company. The Audit Committee operates under a written charter adopted by the Board of Directors. We maintain a copy of the Audit Committee charter on our website, www.cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held ten meetings during fiscal year 2015.

Compensation and Talent Committee. The Compensation and Talent Committee consists of directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga. All of the members of the Compensation and Talent Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and Rule 5605(d)(2), as applied to compensation committee members. The Board of Directors has adopted a written charter for the Compensation and Talent Committee. We maintain a copy of the Compensation and Talent Committee charter on our website, www.cytokinetics.com.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and administers our stock plans and employee benefit plans. The Compensation and Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option and stock award grants to employees above the senior director level, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee has delegated to Robert I. Blum, as President and Chief Executive Officer, the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee engages the services of nationally recognized third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies. The Compensation and Talent Committee engaged Radford Surveys + Consulting in 2014 and 2015 for this purpose.

BOARD OF DIRECTORS

The Compensation and Talent Committee held seven meetings during fiscal year 2015.

Nominating and Governance Committee. The Nominating and Governance Committee consists of directors Santo J. Costa, L. Patrick Gage, John T. Henderson, and B. Lynne Parshall. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Nominating and Governance Committee. We maintain a copy of the Nominating and Governance Committee charter on our website, www.cytokinetics.com.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends approved candidates to the Board of Directors for appointment or renomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate.

The Nominating and Governance Committee has used Levin & Associates, and intends to use in the future other executive recruiting firms to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held four meetings during fiscal year 2015.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders, and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board of Directors receive, the Board of Directors believes that it is appropriate for the Company to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

Science and Technology Committee. Our Board of Directors established the Science and Technology Committee in September 2014. The Science and Technology Committee consists of directors L. Patrick Gage, John T. Henderson and Wendell Wierenga. All of the members of the Science and Technology Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Science and Technology Committee. We maintain a copy of the Science and Technology Committee charter on our website, www.cytokinetics.com.

The Science and Technology Committee provides guidance to management and the Board of Directors on emerging trends in healthcare, discovery research and clinical development, and reviews and advises management and the Board of Directors on the overall strategic direction and investment in the Company’s research, development and technology programs. The Science and Technology Committee regularly reviews research programs and progress against goals, assesses the capabilities of key scientific and medical personnel and the depth and breadth of the scientific resources available to the Company, as well as reviewing and advising on regulatory strategy.

The Science and Technology Committee held four meetings during fiscal year 2015.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance, is not offensive, is legible in form and reasonably understandable in content, and does not merely relate to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. Robert I. Blum, L. Patrick Gage, John T. Henderson, Sandford D. Smith and Wendell Wierenga attended the 2015 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The following table sets forth in alphabetical order the names of our executive officers and their ages and positions with us as of March 30, 2016:

Name	Age	Position
Robert I. Blum	52	President and Chief Executive Officer
Sharon A. Barbari	61	Executive Vice President, Finance and Chief Financial Officer
Bonnie A. Charpentier, Ph.D.	64	Senior Vice President, Regulatory Affairs and Compliance
David W. Cragg	60	Senior Vice President, Human Resources
Fady I. Malik, M.D., Ph.D.	51	Executive Vice President, Research and Development
Bradley P. Morgan, Ph.D	55	Senior Vice President, Drug Discovery and Early Development
Andrew A. Wolff, M.D., F.A.C.C.	61	Senior Vice President and Chief Medical Officer

Executive Skills, Experience and Background

Robert I. Blum’s biography is set forth under “Board of Directors” above.

Sharon A. Barbari has served as our Executive Vice President of Finance and Chief Financial Officer since July 2009. She served as our Senior Vice President of Finance and Chief Financial Officer from September 2004 through June 2009. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc. From January 1998 to June 2002, she served at Gilead Sciences, Inc., most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Barbari has served on the Board of Directors of Oculus Innovative Sciences, Inc., a global healthcare company, since March 2014. Ms. Barbari received a B.S. in Accounting from San Jose State University.

Bonnie A. Charpentier, Ph.D. joined the Company in January 2014 as our Senior Vice President of Regulatory Affairs and Compliance. Prior to joining the Company, Dr. Charpentier served as Vice President of Regulatory and Quality at CymaBay Therapeutics, Inc. (formerly Metabolex, Inc.) where she provided strategic regulatory leadership from May 2007 to January 2014. From 2001 to 2006 she served as Vice President of Regulatory and Quality at Genitope Corp. From 1995 to 2001, she held regulatory positions at Roche Global Development, a division of F. Hoffman-La Roche Ltd., including serving as Vice President and Regulatory Site Head in Palo Alto, CA. From 1991 to 1995 she held regulatory positions of increasing responsibility at Syntex Corporation. Dr. Charpentier obtained her Ph.D. in Biology from the University of Houston.

David W. Cragg has served as our Senior Vice President, Human Resources since July 2009. He served as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

Fady I. Malik, M.D., Ph.D., has served as our Executive Vice President of Research and Development since November 2015. Dr. Malik served as our Senior Vice President of Research and Development from August 2014 to November 2015. Dr. Malik served as our Senior Vice President of Research and Early Development from June 2012 to August 2014. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles, including Vice President, Biology from March 2008 to June 2012, all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor and an Attending Interventional Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

Bradley P. Morgan, Ph.D., has served as our Senior Vice President of Drug Discovery and Early Development since November 2015. Dr. Morgan served as our Vice President of Drug Discovery and Early Development from June 2012 to November 2015. Dr. Morgan has been with Cytokinetics since 2002, serving in a variety of roles including Vice President, Chemistry, all focused towards discovery and early development of our cardiovascular and muscle programs. Prior to joining Cytokinetics, Dr. Morgan held several scientific and management positions at Pfizer Global research and development from 1993 to 2002. During that time, he focused on programs for treatments of obesity, diabetes, and related diseases, including nuclear receptor modulators and selective G-coupled protein receptor modulators. Dr. Morgan is a member of the American

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Chemical Society and of the Faculty of 1000 in Pharmacology and Drug Discovery. Dr. Morgan received his Ph.D. in Chemistry from the University of California, Berkeley and performed post-doctoral studies at the California Institute of Technology.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President and Chief Medical Officer since August 2014. Dr. Wolff served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer from September 2004 to August 2014. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2015 for the following executives, who we refer to in this Compensation Discussion and Analysis and in the following tables as our named executive officers:

Name	Position
Robert I. Blum	President and Chief Executive Officer
Sharon A. Barbari	Executive Vice President, Finance and Chief Financial Officer
Bonnie A. Charpentier, Ph. D.	Senior Vice President, Regulatory Affairs and Compliance
David W. Cragg	Senior Vice President, Human Resources
Fady I. Malik, M.D., Ph.D.	Executive Vice President, Research and Development

Executive Summary

We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2015 executive compensation program include:

•	We provided merit salary increases to certain members of our executive team in 2015 and also granted merit salary increases to other non-executive employees in 2015 consistent with our past practices.

•	We provided a discretionary bonus designed to reward executives for achieving corporate goals and, except for our President and Chief Executive Officer, individual goals in their functional area.

•

Our equity program for our named executive officers consisted of stock options and performance stock units (“PSUs”). The stock options were granted in February 2015 with exercise prices equal to 100% of the fair market value on the date of grant, each vesting monthly over four years based on continued service. The PSUs were granted in August 2015 and vest only upon both (i) the passage of time and (ii) Compensation and Talent Committee certification of performance achievement, and no PSUs will vest if the goals are not met.

We held our second advisory stockholder vote on executive compensation at our 2014 Annual Meeting. Approximately 97% of the shares voted were cast in favor of our executive compensation. The Compensation and Talent Committee of the Board of Directors, or the Committee, believes that this vote affirms our stockholders’ support for the Company’s compensation practices. After considering the outcome of the advisory vote, the Committee made no significant changes to the executive compensation program for 2015 or 2016. We will hold our next advisory vote on executive compensation at our 2017 Annual Meeting.

Overview of Compensation Program

Compensation Philosophy and Objectives

The Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, cash bonus opportunities, equity awards, broad-based employee benefits with limited prerequisites, and severance benefits upon a loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies (as defined below), to attract and retain executives in a competitive market for talent;

•

corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, to focus executives on achieving our business objectives;

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•	the experiences and knowledge of our executives;

•

internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•	broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business; and

•	the potential dilutive effect of equity awards on our stockholders.

Role of the Committee

The Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of its responsibilities, the Committee establishes and implements compensation decisions for our named executive officers and evaluates the success of those decisions in supporting the Company’s compensation philosophy for our named executive officers. The Committee reports its decisions regarding executive compensation matters to the entire Board.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Committee also reviews information such as total compensation that may become payable to the named executive officers in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels and benchmarking data provided by the independent compensation consultant. The Committee also seeks input from the Committee’s independent compensation consultant and our President and Chief Executive Officer.

Role of the Independent Compensation Consultant

The Committee retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., or Radford, as its independent compensation consultant for compensation decisions in 2015. Pursuant to SEC rules, the Committee has assessed Radford’s independence and concluded that no conflict of interest exists that would prevent Radford from independently advising the Committee. The Committee intends to continue to assess the independence of any of our compensation advisors, consistent with applicable NASDAQ listing standards.

For 2015, Radford provided the following services to the Committee:

•	reviewed and provided recommendations on the composition of our Peer Companies;

•	provided compensation data related to executives at our 2015 Peer Companies based on data from SEC filings and Radford’s Life Science Survey;

•	conducted a competitive review of the compensation of our named executive officers, including advising on the design and structure of our equity incentive compensation program, including the PSUs;

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conducted a detailed assessment of Peer Companies board of directors compensation practices and developed a summary report of findings and recommendations, including advising on the design and structure of our equity incentive compensation program;

•	prepared an analysis of our share usage under our equity incentive plan in comparison to the 2015 Peer Companies based on data from SEC filings.

The Company pays for the costs of Radford’s services. However, the Committee has the authority to engage and terminate Radford’s services. Although Radford makes recommendations to the Committee, it has no authority to make compensation decisions on behalf of the Committee or the Company. Radford attends Committee meetings either in person or via conference call as deemed appropriate by the Committee Chair. The Company’s management provides historical data, reviews reports for accuracy and interacts directly with Radford. The Committee, at its discretion, also communicates and meets separately with Radford.

Radford did not provide any other executive compensation services to the Company in 2015; however, the Company did engage Radford to provide survey data for our broader employee base to our management. The fee for these services in 2015 was less than $15,000. The Committee approved of Radford providing these other non-executive compensation services as it determined that these services did not constitute a conflict of interest or prevent Radford from objectively performing its work for the Committee.

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Role of Executive Officers in Compensation Decisions

For compensation decisions in 2015, our President and Chief Executive Officer aided the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Each executive officer, with the exception of our President and Chief Executive Officer, participated in an annual performance review with our President and Chief Executive Officer to provide input about his or her contributions to the Company’s goals and objectives for 2015. Our President and Chief Executive Officer participated in a similar review process, with respect to his own performance review, with a representative from the Board of Directors and Committee member. The Committee assessed the recommendations of our President and Chief Executive Officer (and, with respect to our President and Chief Executive Officer, the recommendations of the Board of Directors’ representative) in the context of each executive officer’s performance. No executive officer participated directly in the Committee’s final determinations regarding the amount of any component of his or her own 2015 compensation package.

Our Human Resources, Finance and Legal departments work with our President and Chief Executive Officer to design and develop compensation programs for our named executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare peer data comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. Our Senior Vice President, Human Resources and our President and Chief Executive Officer meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to assist Radford in collecting information about the Company to perform its duties for the Committee.

Benchmarking

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. To obtain independent and expert advice on appropriate compensation, the Committee engages Radford to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry, or our Peer Companies. The Committee, in consultation with Radford, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market.

The Committee approved the following Peer Companies for use in making compensation decisions in 2015:

• Amicus Therapeutics, Inc.	• Geron Corporation	• Sangamo Biosciences, Inc.
• Anacor Pharmaceuticals, Inc.	• Infinity Pharmaceuticals, Inc.	• Sunesis Pharmaceuticals, Inc.
• Anthera Pharmaceuticals, Inc.	• Neurocrine Biosciences, Inc.	• Synta Pharmaceuticals, Inc.
• ArQule, Inc.	• Omeros Corporation	• Targacept
• Array Biopharma, Inc.	• OncoGenex Pharmaceuticals, Inc.	• Threshold Pharmaceuticals, Inc.
• ChemoCentryx, Inc.	• Peregrine Pharmaceuticals, Inc.	• XenoPort, Inc.
• Five Prime Therapeutics, Inc.	• Rigel Pharmaceuticals, Inc.	• Xoma Corporation

Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue. The Committee selected the 2015 Peer Companies in November 2014. At the time of the determination, these companies had a market capitalization between $40 million and $1.2 billion, had an employee head count between 25 and 198, and were generally at a comparable stage to us in the development of their lead drug candidate. The Committee determined that the foregoing selection criteria were appropriate for selecting the 2015 Peer Companies because at such time, Cytokinetics was a clinical stage biopharmaceutical company with a market capitalization of approximately $133 million and 85 employees.

After the 2015 Peer Companies were selected, Radford prepared an extensive analysis of the compensation practices of the Peer Companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a broader group of life science companies (a subset of what is included in the Radford Life Science Survey).

The Committee reviewed the cash and equity components from these benchmarking analyses to set a total compensation package for each executive officer based on his or her past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall Company performance. While benchmarking information alone is not sufficient for setting compensation, the Committee believes that

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considering this information is an important aspect of diligence in compensation-related decisions. Other factors, such as economic conditions, internal pay equity and individual negotiations may play an important role with respect to the compensation offered to an executive in any given year.

In general and in line with the Company’s general compensation philosophy, when considering the Peer Company data, the Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentile for comparable positions;

•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and

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target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

When reviewing base salary the Committee takes into consideration the high cost of living and competitive life science marketplace in the Bay Area. In order to attract and retain key talent they believe it is appropriate to be reasonably aggressive in base salary (50-75%tile) to achieve this objective.

Compensation Components

Base Salary. We provide base salary as a fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the remainder of their compensation “at risk” in the form of discretionary annual cash bonuses and equity-based incentive compensation. The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives. We believe that base salaries should be consistent with the salaries provided by our Peer Companies. The Committee targets base salary between the 50th and 75th percentiles of the Peer Companies. The Committee believes this positioning is necessary to attract and retain executives in the San Francisco Bay Area where the cost of living is higher than much of the country, and to enable us to recruit executive talent from companies that are at a more mature stage of development and therefore may have greater resources to provide higher base compensation, higher total compensation, greater job security and increased employee benefits.

The Committee generally reviews base salaries annually and adjusts base salaries if necessary to remain at the desired benchmark level as compared to the Peer Company data. The Committee also takes into account each executive’s individual responsibilities, performance during the prior fiscal year and experience in deciding whether the benchmark percentile is the correct positioning for that executive that year. Additionally, in determining base salary increases, the Committee considers the Company’s overall budget for merit salary increases for the year, and whether an executive officer was promoted or his or her responsibilities were or are expected to be modified during the year. The Company’s 2015 budget for merit salary increases for all employees was an aggregate increase of 3% over the 2015 salary budget. There was no separate merit salary increase budget for our named executive officers.

The 2015 base salaries for the named executive officers were as follows:

Named Executive Officer	2015 Base Salary
Robert I. Blum	$575,000
Sharon A. Barbari	$402,730
Bonnie A. Charpentier, Ph.D.	$309,000
David W. Cragg	$294,930
Fady Malik, M.D., Ph.D.(1)	$438,726
(1) Dr. Malik received a promotion to Executive Vice President, Research and Development effective November 13, 2015. With this promotion, his annual salary increased from $417,835 to $438,726.

Annual Bonus. We structure our annual cash bonuses to provide incentives for our executive officers to achieve our annual corporate and individual performance objectives.

Target Bonuses. Each named executive officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of the Company’s corporate goals and the named executive officer’s individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the split of the target bonus as between corporate and individual performance, the Committee believes that the

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more senior a named executive officer’s position and operational responsibilities within the Company, the greater the percentage of his or her bonus that should be weighted to corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement. Target bonus levels for 2015 performance for the named executive officers, expressed as a percentage of base salary, were as follows:

Named Executive Officer	Target Bonus % of Salary	Individual Achievement Contribution	Corporate Achievement Contribution
Robert I. Blum	60%	0%	100%
Sharon A. Barbari	40%	25%	75%
Bonnie A. Charpentier, Ph.D.	35%	25%	75%
David W. Cragg	35%	25%	75%
Fady Malik, M.D., Ph.D.	40%	25%	75%

The 2015 target bonus levels were at the median level for similar executive positions as compared to the 2015 Peer Company data.

In the first quarter of each year, the Committee establishes general corporate goals that it wishes to see achieved. However, the Committee does not establish a specific performance formula. Rather, the Committee determines actual bonuses in a subjective fashion at the end of the year, taking into account the original goals and any other factors the Committee determines are material, in its discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards. The Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our Common Stock. In determining the form and size of equity awards, the Committee considers information provided by Radford as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Committee considers the anticipated value of the named executive officer’s contributions going forward.

Stock Options. We grant stock options to our named executive officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants). As a result of our option grant structure, the options provide a return to the executive officer only if the executive officer remains a service provider to the Company, and then only if the market price of our Common Stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

In determining the size of stock option grants to executive officers in a given year, the Committee may consider:

•

for each executive officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

•	the equity budget for a given year for all of our employees, and the percentage of that budget allocated to be used for awards to our named executive officers;

•	the retention and motivation value of equity awards that have been previously granted to each executive officer;

•	each executive officer’s total potential ownership as a percentage of our total outstanding shares; and

•

internal pay equity among our named executive officers, to reflect the importance of each officer’s responsibilities for the Company’s success as compared to the other executive officers and our President and Chief Executive Officer.

EXECUTIVE COMPENSATION

The number of shares underlying stock options granted to our named executive officers in February 2015 was as follows:

Named Executive Officer	Option Shares
Robert I. Blum	200,000
Sharon A. Barbari	75,000
Bonnie A. Charpentier, Ph.D.	40,000
David W. Cragg	40,000
Fady Malik, M.D., Ph.D.	100,000

Performance Stock Units. To further align the interests of our executive officers with our stockholders, in 2015 we granted performance based stock units, PSUs, which vest only upon both (i) the passage of time and (ii) specific clinical development milestone vesting triggers. As a result, on a share for share basis, approximately 39% of the Chief Executive Officer’s compensation for 2015 is in the form of PSUs, which aligns the interests of our Chief Executive Officer with the interests of our stockholders and our long term success. The amounts disclosed in the Executive Compensation Tables reflect the grant date fair value of equity awards, but the actual economic value of the PSUs depends directly on the performance of our stock price over the period during which the PSUs vest.

The number of PSUs granted to our named executive officers in August 2015 was as follows:

Named Executive Officer	Performance Stock Units
Robert I. Blum	180,000
Sharon A. Barbari	75,000
Bonnie A. Charpentier, Ph.D.	60,000
David W. Cragg	60,000
Fady Malik, M.D., Ph.D.	100,000

No other form of equity awards were granted to named executive officers in 2015, 2014 or 2013.

Corporate and Individual Achievement Assessment

Corporate Achievement. Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Committee then reviews and approves these corporate goals.

For 2015, the Committee approved corporate goals related to:

•	initiate enrollment in VITALITY-ALS, the Phase 3 clinical trial of tirasemtiv, our lead fast skeletal muscle activator, and achieve approximately 65% enrollment by the end of the year;

•	develop a Phase 2 clinical trial protocol with Astellas for CK-2127107, a second fast skeletal muscle activator to enable initiation into a Phase 2 clinical trial by the end of the year;

•	complete enrollment of COSMIC-HF, the Phase 2 trial of omecamtiv mecarbil, a novel investigational cardiac myosin activator and report results and prepare with Amgen for the progression to Phase 3;

•	supplying materials for clinical trials of our drug candidate in our skeletal muscle contractility development programs;

•	advancing our research programs to lead optimization and candidate selection, and conducting a new Early Research Program selection process;

•	raising capital and corporate partnering for our programs, including receipt of funds; and

•	managing the budget to close the fiscal year with sufficient cash to cover projected expenditures for the following eighteen months.

At the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement, but instead considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;

•	the difficulty of the goal;

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•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by us during the year or other factors which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does assign weightings to the goals by functional area, but uses its discretion and judgment to determine a percentage that it believes fairly represents our achievement level for the year.

Individual Achievement. Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area, except for our President and Chief Executive Officer, who has no individual goals apart from the corporate goals. Our President and Chief Executive Officer establishes the individual goals with each named executive officer described below based on the relevant corporate goals and key functional area priorities for the year.

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Ms. Barbari’s 2015 goals related to supporting partnering activities and providing financial analyses as needed for deal structures, recruiting staff to ensure continuity in workflow and reduce dependency on outside consultants, raising capital, managing the implementation of upgrades to our financial systems, managing spending within the Board-approved net operating budget and developing contingency plans to address future cash requirements, ensuring compliance with internal controls as required by COSO and AS-5, managing the development of an Information Technology Strategic Plan and meeting SEC reporting compliance requirements and supporting the presentation of key clinical data with appropriate investor events.

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Dr. Charpentier’s 2015 goals related to planning and conducting a successful regulatory interaction for tirasemtiv with the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency to inform our Phase 3 plans for tirasemtiv, planning and conducting audits of contract manufacturing organizations and contract research organizations as needed to support the tirasemtiv development program, collaborating with Amgen on the regulatory aspects of the development program for omecamtiv mecarbil, providing regulatory and quality support for CK-2127107, and developing a plan for implementing systems to support the regulatory, quality and safety functions.

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Mr. Cragg’s 2015 goals related to meeting staffing metrics regarding direct hires, headcount planning and budgetary goals, managing the Company’s compensation and benefit programs, conducting a market analysis of the Company’s equity programs to ensure competitiveness and cost effectiveness, and leading our corporate employee community service volunteerism program.

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Dr. Malik’s 2015 goals related to advancing research programs to candidate selection and hit-to-lead stages, collaborating with Amgen on the development program for omecamtiv mecarbil and the follow-on research program directed to next-generation compounds in our cardiac muscle contractility program, providing high quality, clinical trial supplies, supporting the conduct of our VITALITY-ALS and CK-2127107 clinical trials.

At the end of each year, the Committee, with input from our President and Chief Executive Officer, determines the overall level of individual achievement for each named executive officer, which includes, but is not limited to, an assessment of the executive’s performance relative to these goals. The Committee does not use a rigid formula in determining each executive officer’s level of achievement, but considers:

•	the degree of success achieved against the specific deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	the overall performance of the functional areas for which the executive officer has responsibility;

•	the manner in which the executive officer contributes to the overall success of the Company, including areas outside of his or her responsibility;

•	the overall management of the executive officer’s staff;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by the executive officer during the year which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine, based on recommendations by the President and Chief Executive Officer, a percentage that it believes fairly represents the named executive officer’s individual achievement level for the year.

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2015 Executive Compensation Decisions

Corporate Achievement Level

In February 2016, the Committee determined that the Company had an overall corporate achievement level of 90% for 2015. This determination was based on the initiation of the Phase 3 program for tirasemtiv in ALS; initiation of the CK-107 Phase 2 study in spinal muscular atrophy; completion of enrollment of COSMIC-HF and reporting of positive data for the omecamtiv mecarbil program; successful regulatory interaction to support clinical program advancement; the advancement of an early research program to candidate selection; conducting and presenting a five year strategic plan to the Board of Directors; and the generation of funds through our Controlled Equity Offering and Loan and Security Agreement. The Committee considers these achievements alongside progress toward achieving business development goals, and other financing objectives and certain research goals.

Individual Achievement Levels

Mr. Blum’s individual achievement level is based solely on the corporate achievement level, which for 2015 was 90%, as discussed above. In February 2016, the Committee determined that the other named executive officers had individual achievement levels for 2015, based on their individual goals for 2015 and achievements against them described above, as follows: Ms. Barbari — 90%; Dr. Charpentier — 85%; Mr. Cragg — 90%; and Dr. Malik — 90%.

Robert I. Blum.

•	Salary. The Committee granted a merit salary increase to Mr. Blum in 2015 of 3.6%. Accordingly, Mr. Blum’s base salary for 2015 was $575,000.

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Bonus. In February 2016, the Committee awarded Mr. Blum a bonus for 2015 performance of $310,500, or 54% of his 2015 base salary. This was based on a target bonus of 60% of his base salary, multiplied by the corporate achievement level of 90%.

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Equity. In February 2015, the Committee awarded Mr. Blum stock options to purchase 200,000 shares of common stock in consideration of his performance as President and Chief Executive Officer in 2014. This award was within the targeted equity award range based on an analysis of data from our 2015 Peer Companies, which resulted in targeted cash and equity compensation at or around the median. Additionally in August 2015, the Committee elected to award Mr. Blum 180,000 PSUs to provide incremental equity value in the event certain milestones are met.

Sharon A. Barbari.

•	Salary. The Committee did not grant a merit salary increase to Ms. Barbari in 2015. Accordingly, Ms. Barbari’s base salary for 2015 was $402,730.

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Bonus. In February 2016, the Committee awarded Ms. Barbari a bonus for her 2015 performance of $144,983, or 36% of her 2015 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 90% (based on a weighting of 25% for her individual achievement level of 90% and 75% for the corporate achievement level of 90%).

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Equity. In February 2015, the Committee awarded Ms. Barbari stock options to purchase 75,000 shares of common stock. In determining the size of the award, the Committee considered her contribution with managing financial resources in 2014 which resulted in cash reserves in excess of those required to cover capital expenditure in the months following. This award was within the targeted equity award range based on an analysis of data from our 2015 Peer Companies which resulted in targeted cash and equity compensation at or around the median. Additionally in August 2015, the Committee elected to award Ms. Barbari 75,000 PSUs to provide incremental equity value in the event certain milestones are met.

Bonnie A. Charpentier.

•	Salary. The Committee granted a merit salary increase to Dr. Charpentier in 2015 of 3%. Accordingly, Dr. Charpentier’s base salary for 2015 was $309,000.

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Bonus. In February 2016, the Committee awarded Dr. Charpentier a bonus for her 2015 performance of $95,983 or 31% of her 2015 base salary. This was based on a target bonus of 35% of base salary, multiplied by an overall achievement level of 89% (based on a weighting of 25% for her individual achievement level of 85% and 75% for the corporate achievement level of 90%).

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Equity. In February 2015, the Committee awarded Dr. Charpentier stock options to purchase 40,000 shares of common stock. In determining the size of the award, the Committee considered her contributions in 2015 in meeting the goals

EXECUTIVE COMPENSATION

related to regulatory, compliance and safety infrastructure development and regulatory agency interaction. This award was within the targeted equity award range based on an analysis of data from our 2015 Peer Companies which resulted in targeted cash and equity compensation at or around the median. Additionally in August 2015, the Committee elected to award Dr. Charpentier 60,000 PSUs to provide incremental equity value in the event certain milestones are met.

David W. Cragg.

•	Salary. The Committee granted a merit salary increase to Mr. Cragg in 2015 of 3%. Accordingly, Mr. Cragg’s base salary for 2015 was $294,930.

•

Bonus. In February 2016, the Committee awarded Mr. Cragg a bonus for his 2015 performance of $92,903 or 31.5% of his 2015 base salary. This was based on a target bonus of 35% of base salary, multiplied by an overall achievement level of 90% (based on a weighting of 25% for his individual achievement level of 90% and 75% for the corporate achievement level of 90%).

•

Equity. In February 2015, the Committee awarded Mr. Cragg stock options to purchase 40,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in 2014 in meeting the goals related to staffing metrics, compensation and benefits programs objectives and leading efforts for corporate giving and community service goals. This award was within the targeted equity award range based on an analysis of data from our 2015 Peer Companies which resulted in targeted cash and equity compensation at or around the median. Additionally in August 2015, the Committee elected to award Mr. Cragg 60,000 PSUs to provide incremental equity value in the event certain milestones are met.

Fady Malik.

•

Salary. The Committee granted a merit salary increase to Dr. Malik in 2015 of 7%. Accordingly, Dr. Malik’s base salary for 2015 was $417,835. In November 2015, Dr. Malik was promoted to Executive Vice President, Research and Development and his base salary was increased to $438,726.

•

Bonus. In February 2016, the Committee awarded Dr. Malik a bonus for his 2015 performance of $157,941 or 36% of his 2015 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 90% (based on a weighting of 25% for his individual achievement level of 90% and 75% for the corporate achievement level of 90%).

•

Equity. In February 2015, the Committee awarded Dr. Malik stock options to purchase 100,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in research, preclinical and nonclinical development areas in 2015. This award was within the targeted equity award range based on an analysis of data from our 2015 Peer Companies which resulted in targeted cash and equity compensation at or around the median. Additionally in August 2015, the Committee elected to award Dr. Malik 100,000 PSUs to provide incremental equity value in the event certain milestones are met.

2016 Compensation Decisions

In February 2016, the Committee made the following decisions with respect to the compensation of the named executive officers.

Named Executive Officer	2016 Base Salary	Option Shares	Target Bonus as a % of Base Salary
Robert I. Blum	$595,000	275,000	60%
Sharon A. Barbari	$412,798	90,000	40%
Bonnie A. Charpentier	$318,270	50,000	35%
David W. Cragg	$308,202	55,000	35%
Fady I. Malik	$449,694	100,000	40%

Severance Benefits and Employment Agreements

We have entered into Executive Employment Agreements with each of our named executive officers. These agreements provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in more detail in the section entitled

EXECUTIVE COMPENSATION

“Potential Payments Upon Change of Control.” In addition, our equity plan provides that all employee equity awards will be subject to full acceleration if they are not assumed or replaced with comparable awards by the acquirer.

The Committee believes these severance and change of control benefits are an essential element of our executive compensation package and assist it in recruiting and retaining talented executive officers. The Committee believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of the Company and its stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive officer ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive officer level at the Peer Companies.

Other Compensation

Our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available to our executives on the same terms and conditions as our other employees. Our executive officers do not receive any perquisites other than those provided to all employees.

Equity Compensation Policies

Our policy is to make new-hire and annual equity grants on pre-determined dates as follows:

•

The Committee pre-approves new hire stock option grants above the senior director level, including our executive officers, before an offer is made. The Committee has delegated to Robert I. Blum, as President and Chief Executive Officer, the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level before an offer is made. New hire stock options are granted on the last day of the month in which the employee is hired.

•

We make annual equity grants, on a discretionary basis, as part of our performance review and reward process. The Committee makes annual grants to employees at a Committee meeting held during the first quarter of each fiscal year.

The exercise price of the stock options is not less than the closing price of our Common Stock on the NASDAQ Capital Market on the grant date of the option. Our policy is not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

We encourage our executive officers to hold a significant equity interest in the Company, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While the Committee is mindful of the benefit to us of the full deductibility of compensation, the Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Accordingly, although our grants of stock options to our executive officers will be considered “performance-based compensation” under Section 162(m), their annual cash bonuses, if any, will not. We intend to continue to compensate our executive officers in a manner consistent with what we believe are the best interests of the Company and our stockholders.

Accounting Considerations

In determining the size and type of equity awards, the Committee considers the potential impact of the accounting guidance for stock-based compensation. However, we do not set a specific budget for equity compensation based on the accounting cost.

EXECUTIVE COMPENSATION

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Committee originally believed. However, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under the federal securities laws, our President and Chief Executive Officer and Executive Vice President, Finance and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Compensation and Talent Committee Report

The Compensation and Talent Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND

TALENT COMMITTEE

Santo J. Costa

L. Patrick Gage

Sandford D. Smith

Wendell Wierenga

Dated: March 30, 2016

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga served on the Compensation and Talent Committee. No current or former member of the Compensation and Talent Committee or executive officer of the Company has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during fiscal year 2015.

Risk Analysis of the Compensation Programs

The Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Robert I. Blum President and Chief Executive Officer	2015	$571,667	$310,500	$1,259,820	$1,122,380	—	$3,264,367
	2014	$555,000	$323,010	—	$1,310,900	—	$2,188,910
	2013	$555,000	$249,750	—	$518,000	—	$1,322,750
Sharon A. Barbari Executive Vice President, Finance and Chief Financial Officer	2015	$402,730	$144,983	$524,925	$420,893	$7,950	$1,501,481
	2014	$400,775	$153,886	—	$458,815	$7,800	$1,021,276
	2013	$391,000	$140,760	—	$194,250		$726,010
Bonnie A. Charpentier, Ph.D.(6) Senior Vice President, Regulatory Affairs and Compliance	2015	$307,500	$95,983	$419,940	$224,476	$7,950	$1,055,849
	2014	$300,000	$100,013	—	$157,728	$7,800	$565,541

David W. Cragg Senior Vice President, Human Resources	2015	$293,499	$92,903	$419,940	$224,476	$7,950	$1,038,768
	2014	$284,950	$95,459	—	$294,953	$7,800	$683,162
	2013	$278,000	$75,060	—	$97,125		$450,185
Fady Malik, M.D., Ph.D.(7) Executive Vice President, Research and Development	2015	$415,891	$157,941	$699,900	$561,190	$7,950	$1,842,872
	2014	$384,583	$131,891	—	$655,450	$7,800	$1,179,724
	2013	$347,500	$98,513	—	$194,250		$640,263
(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to our 401(k) employee savings and retirement plan.

(2)	Represents amounts earned in 2015 pursuant to our Employee Bonus Plan and paid on March 4, 2016.

(3)

Amounts in this column reflect the grant date fair value of PSUs granted pursuant to our equity incentive plans calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of performance units are set forth in Note 12 to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K for each of such years.

(4)

Amounts in this column reflect the grant date fair value of awards granted pursuant to our equity incentive plans, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 12 to our audited financial statements for each of the fiscal years ended December 31, 2015, 2014 and 2013, included in our Annual Report on Form 10-K for each of such years.

(5)	Represents matching contributions under the Company’s 401(k) plan.

(6)	Dr. Charpentier joined the Company in January 2014 and therefore has no compensation from the Company during 2013.

(7)	Dr. Malik was promoted to Executive Vice President, Research and Development in November 2015. With that promotion, his salary increased to $438,726 from $417,835.

Employment and Other Agreements

We have entered into Executive Employment Agreements with each named executive officer.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause — see “Potential Payments Upon Change of Control” below.

EXECUTIVE COMPENSATION

Grants of Plan Based Awards in 2015

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2015.

		Estimated Future Payouts Under Employee Bonus Plan(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert I. Blum		$0	$345,000	$414,000	—	—	—	—
	02/26/15	—	—	—	—	200,000	$7.96	$1,122,380
	08/06/15	—	—	—	180,000	—	—	$1,259,820
Sharon A. Barbari		$0	$161,092	$193,310		—	—	—
	02/26/15	—	—	—		75,000	$7.96	$420,893
	08/06/15	—	—	—	75,000	—	—	$524,925
Bonnie A. Charpentier, Ph.D.		$0	$108,150	$129,780
	02/26/15	—	—	—		40,000	$7.96	$224,476
	08/06/15	—	—		60,000	—	—	$419,940
David W. Cragg		$0	$103,226	$123,871		—	—	—
	02/26/15	—	—	—		40,000	$7.96	$224,476
	08/06/15	—	—	—	60,000	—	—	$419,940
Fady I. Malik, M.D., Ph.D.		$0	$175,490	$210,588		—	—	—
	02/26/15	—	—	—		100,000	$7.96	$561,190
	08/06/15	—	—	—	100,000	—	—	$699,900
(1)

Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2015. Amounts actually earned under the plan in 2015, if any, are reflected in the Summary Compensation Table above.

(2)

PSUs granted to the named executive officers in 2015 were granted under the Amended and Restated 2004 Equity Incentive Plan and vest only upon both (i) the passage of time and (ii) Compensation Committee certification of performance achievement, and no stock units vest if the goals are not met.

(3)	All stock options granted to the named executive officers in 2015 were granted under the Amended and Restated 2004 Equity Incentive Plan. Each option vests monthly over a four-year period.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2015.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested(2)	Market Value of Shares or Units That Have Not Vested(2)
	Exercisable	Unexercisable(1)
Robert I. Blum	16,666	—	$42.90	03/01/2016
	41,666	—	$40.86	03/14/2017
	33,333	—	$20.22	02/28/2018
	45,832	—	$11.10	02/26/2019
	45,000	—	$18.48	02/24/2020
	83,332	—	$9.42	02/28/2021
	70,312	4,687	$6.30	03/05/2022
	91,667	41,666	$6.00	03/05/2023
	91,666	108,334	$9.65	02/24/2024
	41,667	158,333	$7.96	02/26/2025
					180,000	$1,882,800
Sharon A. Barbari	9,999	—	$42.90	03/01/2016
	9,999	—	$40.86	03/14/2017
	20,499	—	$20.22	02/28/2018
	25,000	—	$11.10	02/26/2019
	22,499	—	$18.48	02/24/2020
	33,332	—	$9.42	02/28/2021
	27,344	1,822	$6.30	03/05/2022
	34,375	15,624	$6.00	03/05/2023
	32,083	37,917	$9.65	02/24/2024
	15,625	59,375	$7.96	02/26/2025
					75,000	$784,500
Bonnie A. Charpentier, Ph.D.	14,375	15,625	$7.75	01/31/2024
	8,333	31,667	$7.96	02/26/2025
					60,000	$627,600
David W. Cragg	6,666	—	$42.90	03/01/2016
	8,332	—	$40.86	03/14/2017
	11,666	—	$20.22	02/28/2018
	14,166	—	$11.10	02/26/2019
	15,000	—	$18.48	02/24/2020
	16,666	—	$9.42	02/28/2021
	14,062	937	$6.30	03/05/2022
	17,188	7,812	$6.00	03/05/2023
	20,625	24,375	$9.65	02/24/2024
	8,333	31,667	$7.96	02/26/2025
					60,000	$627,600

EXECUTIVE COMPENSATION

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested(2)	Market Value of Shares or Units That Have Not Vested(2)
	Exercisable	Unexercisable(1)
Fady I. Malik, M.D., Ph.D.	5,833	—	$42.24	03/15/2016
	3,299	—	$40.86	03/14/2017
	3,134	—	$20.22	02/28/2018
	6,666	—	$11.10	02/26/2019
	8,333	—	$18.48	02/24/2020
	12,500	—	$9.42	02/28/2021
	27,343	1,823	$6.30	03/05/2022
	34,375	15,625	$6.00	03/05/2023
	45,833	54,167	$9.65	02/24/2024
	20,833	79,167	$7.96	02/26/2025
					100,000	$1,046,000
(1)	All currently unexercisable options in this table vest monthly over a four-year period from the date of grant.

(2)

The performance stock units have specific clinical development milestone vesting triggers as well as additional time based vesting conditions. Vesting of 25% occurs March 31, 2017, 50% occurs March 31, 2018 and 25% on March 31, 2019, and only upon Compensation Committee certification of performance achievement. No stock units are earned if the goals are not met. The market value of the stock units is based on the closing stock price of $10.46 per share of our Common Stock as of December  31, 2015.

Option Exercises and Vesting of Stock in 2015

There were no stock options exercised and no stock awards vested during the fiscal year ending December 31, 2015.

Pension Benefits

We do not provide our employees, including our named executive officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

We have entered into Executive Employment Agreements with each of the named executive officers. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, the executive officer resigns for good reason or is terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us. In addition, our executives will receive accelerated vesting of equity awards upon a change of control in which the acquirer does not assume all equity awards. However, we do not have any other agreements, plans or arrangements that provide for severance or other benefits upon termination for other reasons.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the Executive Employment Agreement by us or our successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

EXECUTIVE COMPENSATION

Under their Executive Employment Agreements, upon a qualifying resignation or termination, Ms. Barbari, Dr. Charpentier, Mr. Cragg and Dr. Malik will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Executive Employment Agreements of Ms. Barbari, Dr. Charpentier, Mr. Cragg and Dr. Malik each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Under his Executive Employment Agreement, upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been a benefit we have historically offered at the Chief Executive Officer level based on the uniqueness and importance of that role to our business.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2015:

Name	Salary	Bonus	Acceleration of Vesting of Performance Stock Units(1)	Acceleration of Vesting of Stock Options(2)	Continuation of Employee Benefits(3)	Excise Tax Gross Up(4)	Total(5)
Robert I. Blum	$1,150,000	$345,000	$1,882,800	$688,911	$75,634	$2,331,603	$6,473,948
Sharon A. Barbari	$604,095	$161,092	$784,500	$256,413	$56,359	—	$1,862,459
Bonnie A. Charpentier, Ph.D.	$463,500	$108,150	$627,600	$121,511	$39,600	—	$1,360,361
David W. Cragg	$442,395	$103,226	$627,600	$137,651	$55,973	—	$1,366,845
Fady I. Malik, M.D., Ph.D.	$658,089	$175,490	$1,046,000	$319,064	$55,973	—	$2,254,616
(1)

The value of the acceleration of vesting of the PSUs is calculated using the closing market price of the Company’s Common Stock as of December 31, 2015 of $10.46 and assumes all of the performance goals have been met.

(2)

The value of the acceleration of vesting of stock options is calculated as the amount by which the closing market price of the Company’s Common Stock as of December 31, 2015 of $10.46 exceeds the exercise price for unvested stock options as of December 31, 2015.

(3)	Represents the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

(4)

Based on the payment amounts reflected above, Mr. Blum would be subject to excise taxes under Sections 280G and 4999 of the Code. Under his Executive Employment Agreement, Mr. Blum is entitled to receive a payment from the Company sufficient to pay the excise tax, and an excise tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment.

(5)

Other than Mr. Blum, our named executive officers are not entitled to an excise tax gross-up payment with respect to their change-in-control payments and benefits. However, the payments and benefits may be reduced to avoid excise tax if such reduction would enable the executive to net more on an after-tax basis than they would in the absence of a reduction.

DIRECTOR COMPENSATION

Director Summary Compensation Table for 2015

The following table summarizes the total compensation earned by our Directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)(11)	Total ($)
Robert I. Blum(3)	—	—	—	—
Santo J. Costa(4)	$55,000	$85,830	$450	$141,280
L. Patrick Gage, Ph.D.(5)	$85,000	$85,830	$1,220	$172,050
Denise M. Gilbert, Ph.D.(6)	$25,000	—	—	$25,000
John T. Henderson, M.B., Ch.B.(7)	$22,500	$147,575	$2,005	$172,080
B. Lynne Parshall, Esq.(8)	$40,000	$116,703	—	$156,703
Sandford D. Smith(9)	$31,667	$116,703	—	$148,370
Wendell Wierenga, Ph.D.(10)	$50,000	$116,703	$156	$166,859
(1)

Dr. Henderson made an annual election to receive 100% of his retainer fee for 2015 in stock options. Ms. Parshall, Mr. Smith and Dr. Wierenga each made an annual election to receive 50% of their retainer fees for 2015 in stock options.

(2)

Amounts in this column reflect the grant date fair value of awards granted in 2015, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 12 to our audited financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K.

(3)	Employee Directors receive no separate compensation for their services as members of the Board of Directors.

(4)	As of December 31, 2015, Mr. Costa had outstanding options to purchase 48,331 shares of Common Stock, of which 39,997 were exercisable.

(5)	As of December 31, 2015, Dr. Gage had outstanding options to purchase 134,343 shares of Common Stock, of which 126,009 were exercisable.

(6)

As of December 31, 2015, Dr. Gilbert had outstanding options to purchase 31,664 shares of Common Stock, of which 31,664 were exercisable. Dr. Gilbert resigned from the Board effective May 20, 2015 and has one year to exercise the options from that date.

(7)	As of December 31, 2015, Dr. Henderson had outstanding options to purchase 117,760 shares of Common Stock, of which 108,436 were exercisable.

(8)	As of December 31, 2015, Ms. Parshall had outstanding options to purchase 59,742 shares of Common Stock, of which 50,450 were exercisable.

(9)	As of December 31, 2015, Mr. Smith had outstanding options to purchase 71,064 shares of Common Stock, of which 62,235 were exercisable.

(10)	As of December 31, 2015, Dr. Wierenga had outstanding options to purchase 67,287 shares of Common Stock, of which 58,458 were exercisable.

(11)	Represents costs incurred by the Company for the directors’ spouses to accompany them to business functions.

We reimburse our non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings.

Non-employee directors receive a base retainer for service on the Board of Directors and an additional retainer for each committee on which they serve. Non-employee directors no longer receive per-meeting fees. Annual retainers are as follows:

Annual Base Retainer	Chairman	$60,000
	Lead outside director (if any)	$42,500
	Other directors	$35,000
Committee Chairperson Retainer	Audit Committee	$20,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$10,000
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

DIRECTOR COMPENSATION

Each independent outside director may continue to make an annual election to receive his or her annual base retainer in cash or to receive either 50% or 100% of the retainer in stock options. The grant date of the stock options is the first business day of the fiscal calendar year. The number of stock options is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of our Common Stock on the date of grant. For example, if a director elects to receive 100% of the retainer in stock options, $87,500 (2.5 times $35,000) is divided by the closing stock price on the date of grant to determine the number of stock options. The stock options vest monthly over a one-year vesting period. This election is not available for the committee retainers.

The Company reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attending Board of Directors and committee meetings.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Incentive Plan and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors. In May 2015, our Board of Directors and stockholders, respectively, approved our Amended and Restated 2004 Equity Incentive Plan, which provides for automatic grants of stock options to directors who are not our officers or employees. Effective May 20, 2015, new directors received an initial option grant of 35,000 shares on joining the Board of Directors, and continuing directors received an annual option grant 20,000 shares. Generally, grants to new directors vested monthly over three years and grants to continuing directors vest monthly over one year. Also effective May 20, 2015, the timeframe within which a non-employee director resigning from the Board is able to exercise vested options following the resignation date is extended to one year.

Employee directors who meet the eligibility requirements may participate in our 2015 Employee Stock Purchase Plan.

We maintain director and officer indemnification insurance coverage. This insurance covers directors and officers individually. The policies currently run from June 1, 2015 through June 1, 2016 at a total annual cost of $383,138. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•

Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) the Company’s systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to the Company’s finances;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom;

•	Prepare a report in the Company’s annual proxy statement in accordance with SEC rules; and

•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2015, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•

Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 16, Communications with Audit Committees, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•

Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company; and

•

Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

B. Lynne Parshall

John T. Henderson

Sandford D. Smith

Dated: March 30, 2016

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during 2015, our executive officers and directors complied with all applicable filing requirements.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Party

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

Collaboration and Option Agreement and Common Stock Purchase Agreement with Amgen, Inc. (“Amgen”)

In December 2006, the Company entered into a collaboration and option agreement with Amgen to discover, develop and commercialize novel small molecule therapeutics, including omecamtiv mecarbil, that activate cardiac muscle contractility for potential applications in the treatment of heart failure (the “Amgen Agreement”). The agreement granted Amgen an option to obtain an exclusive license worldwide, except Japan, to develop and commercialize omecamtiv mecarbil and other drug candidates arising from the collaboration. In May 2009, Amgen exercised its option. As a result, Amgen became responsible for the development and commercialization of omecamtiv mecarbil and related compounds at its expense worldwide (excluding Japan), subject to the Company’s development and commercialization participation rights. Amgen reimburses the Company for certain research and development activities it performs under the collaboration.

In June 2013, Cytokinetics and Amgen executed an amendment to the Amgen Agreement to include Japan, resulting in a worldwide collaboration (the “Amgen Agreement Amendment”). Under the terms of the Amgen Agreement Amendment, the Company received a non-refundable upfront license fee of $15.0 million in June 2013. Under the Amgen Agreement Amendment, the Company conducted a Phase 1 pharmacokinetic study intended to support inclusion of Japan in a potential Phase 3 clinical development program and potential global registration dossier for omecamtiv mecarbil. Amgen reimbursed the Company for the costs of this study. In addition, the Company is eligible to receive additional pre-commercialization milestone payments relating to the development of omecamtiv mecarbil and royalties on sales of omecamtiv mecarbil in Japan.

In conjunction with the Amgen Agreement Amendment, the Company also entered into a common stock purchase agreement which provided for the sale of 1,404,100 shares of its common stock to Amgen at a price per share of $7.12 and an aggregate purchase price of $10.0 million, which was received in June 2013. The Company determined the fair value of the stock issued to Amgen to be $7.5 million. The excess of cash received over fair value of $2.5 million was initially deferred and allocated between the license and services based on their relative selling prices using best estimate of selling price. The allocated consideration was recognized as revenue as revenue criteria were satisfied, or as services were performed over approximately 12 months. Pursuant to this agreement, Amgen agreed to certain trading and other restrictions with respect to the Company’s common stock.

The Company determined that the license to the Japan territory granted under the Amgen Agreement Amendment was a separate, non-contingent deliverable under the amendment. The Company determined that the license has stand-alone value based on Amgen’s internal product development capabilities since all relevant manufacturing know-how related to omecamtiv mecarbil was previously delivered to Amgen.

In October 2013, the Company determined that the revenue recognition requirements had been met and accordingly, recognized $17.2 million in license revenue attributable to the Amgen Agreement Amendment in the fourth quarter of 2013. In year ended December 31, 2014, the Company recognized the remaining $0.3 million of the previously deferred consideration attributable to the Amgen Agreement Amendment as research and development revenues from related parties.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amgen and the Company agreed to extend the term of the research program in 2015. Under the amended Amgen Agreement, the Company is entitled to receive reimbursements of internal costs of certain full-time employee equivalents during 2015, as well as potential additional milestone payments related to the research activities.

Under the Amgen Agreement, as amended, the Company is eligible to receive over $350.0 million in development milestone payments which are based on various clinical milestones, including the initiation of certain clinical studies, the submission of a drug candidate to certain regulatory authorities for marketing approval and the receipt of such approvals. Additionally, the Company is eligible to receive up to $300.0 million in commercial milestone payments provided certain sales targets are met. Due to the nature of drug development, including the inherent risk of development and approval of drug candidates by regulatory authorities, it is not possible to estimate if and when these milestone payments would become due. The achievement of each of these milestones is dependent solely upon the results of Amgen’s development and commercialization activities and therefore none of these milestones was deemed to be substantive. During the years ended December 31, 2015, 2014 and 2013, the Company recognized no revenue for milestones achieved under the Amgen Agreement.

The Amgen Agreement also provides for the Company to receive increased royalties by co-funding Phase 3 development costs of omecamtiv mecarbil and other drug candidates under the collaboration. If the Company elects to co-fund such costs, it would be entitled to co-promote the co-funded drug in North America and participate in agreed commercialization activities in institutional care settings, at Amgen’s expense.

Pursuant to the Amgen Agreement, the Company has recognized research and development revenue from Amgen for reimbursements of internal costs of certain full-time employee equivalents, supporting a collaborative research program directed to the discovery of next-generation cardiac sarcomere activator compounds and of other costs related to that research program. These reimbursements were recorded as research and development revenues from related parties. During the years ended December 31, 2015, 2014 and 2013, the Company recorded research and development revenue from Amgen of $2.5 million, $4.5 million and $2.0 million, respectively, under the Amgen Agreement.

Revenue from Amgen was as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
License revenues from related parties	$—	$—	$17,230
Research and development revenues from related parties:
Reimbursement of internal costs	2,460	4,260	2,019
Reimbursement of other costs	—	—	—
Allocated consideration	21	278	—
Total Research and development revenues from related parties	2,481	4,538	2,019
Total revenues from Amgen	$2,481	$4,538	$19,249

Related party accounts receivable from Amgen were as follows (in thousands):

	December 31,
	2015	2014
Related party accounts receivable — Amgen	$—	$1,642

License and Collaboration Agreement with Astellas Pharma, Inc. (“Astellas”)

Original Astellas Agreement (Non-neuromuscular license)

In June 2013, the Company entered into a license and collaboration agreement with Astellas (the “Original Astellas Agreement”). The primary objective of the collaboration with Astellas is to advance novel therapies for diseases and medical conditions associated with muscle weakness.

Under the Original Astellas Agreement, the Company granted Astellas an exclusive license to co-develop and jointly commercialize CK-2127107, a fast skeletal troponin activator, for potential application in non-neuromuscular indications worldwide. The Company was primarily responsible for the conduct of Phase 1 clinical trials and certain Phase 2 readiness activities for CK-2127107 and Astellas was primarily responsible for the conduct of subsequent development and commercialization activities for CK-2127107.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In July 2013, the Company received an upfront, non-refundable license fee of $16.0 million in connection with the execution of the Original Astellas Agreement. Under the agreement, the Company was eligible to potentially receive over $24.0 million in reimbursement of sponsored research and development activities during the initial two years of the collaboration. The agreement also provided for research and early and late stage development milestone payments based on various research and clinical milestones, including the initiation of certain clinical studies, the submission for approval of a drug candidate to certain regulatory authorities for marketing approval and the commercial launch of collaboration products, and royalties on sales of commercialized products.

At the inception of the Original Astellas Agreement, the Company deferred revenue related to the Original Astellas Agreement in accordance with ASC 605-25. The Company evaluated whether the delivered elements under the arrangement have value on a stand-alone basis. Upfront, non-refundable licensing payments are assessed to determine whether or not the licensee is able to obtain stand-alone value from the license. Where this is not the case, the Company does not consider the license deliverable to be a separate unit of accounting, and the revenue for the license fee is deferred and recognized in conjunction with the other deliverables that constitute the combined unit of accounting.

The Company determined that the license and the research and development services are a single unit of accounting as the license was determined to not have stand-alone value. Accordingly, the Company is recognizing this revenue using the proportional performance model over the initial research term of the Original Astellas Agreement. During the years ended December 31, 2015, 2014 and 2013, the Company recorded $2.3 million, $9.8 million and $3.9 million, respectively, in license revenue based on the proportional performance model under the Original Astellas Agreement. As of December 31, 2015, no license revenue remains deferred under the Original Astellas Agreement.

Pursuant to the Original Astellas Agreement, the Company has recognized research and development revenue from Astellas for reimbursements of internal costs of certain full-time employee equivalents, supporting collaborative research and development programs, and of other costs related to those programs. During the years ended December 31, 2015, 2014 and 2013, the Company recorded research and development revenue from Astellas of $3.5 million, $15.4 million and $6.4 million, respectively, under the Original Astellas Agreement.

Amended Astellas Agreement (Expansion to include neuromuscular indications)

In December 2014, the Company entered into an amended and restated license and collaboration agreement with Astellas (the “Amended Astellas Agreement”). This agreement superseded the Original Astellas Agreement. The Amended Astellas Agreement expanded the objective of the collaboration of advancing novel therapies for diseases and medical conditions associated with muscle weakness to include SMA and potentially other neuromuscular indications for CK-2127107 and other fast skeletal troponin activators, in addition to the non-neuromuscular indications provided for in the Original Astellas Agreement.

Under the Amended Astellas Agreement, we received a non-refundable upfront license fee of $30.0 million in January 2015. Concurrently, the Company received $15.0 million as a milestone payment relating to Astellas’ decision to advance CK-2127107 into Phase 2 clinical development. The Company is also eligible to potentially receive over $20.0 million in reimbursement of sponsored research and development activities during the two years of the collaboration following the execution of the Amended Astellas Agreement. Under the Amended Astellas Agreement, the Company plans to conduct the initial Phase 2 clinical trial of CK-2127107 in patients with SMA. In addition, the Company is entitled to receive additional pre-commercialization milestone payments related to the development of CK-2127107 in neuromuscular indications, and royalties on sales of CK-2127107 in neuromuscular indications.

The Company determined that the license and the research and development services relating to the Amended Astellas Agreement are a single unit of accounting as the license was determined to not have stand-alone value. Accordingly, the Company is recognizing this revenue over the initial research term of the Amended Astellas Agreement using the proportional performance model. During the year ended December 31, 2015, the Company recorded $11.6 million, in license revenue based on the proportional performance model under the Amended Astellas Agreement. No such revenues were recognized during the years ended December 31, 2014 or 2013, respectively. As of December 31, 2015, $18.4 million license revenue remains deferred under the Amended Astellas Agreement.

The Company believes that each of the milestones related to research and early development under the Amended Astellas Agreement is substantive and can only be achieved with the Company’s past and current performance and each milestone will result in additional payments to the Company. During the year ended December 31, 2014, the Company recorded $17.0 million as milestone revenue for early development under this agreement. No such revenues were recognized for the years ended December 31, 2015 or 2013, respectively. The Company is eligible to receive up to $2.0 million in research milestone payments for each future collaboration product candidate.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The achievement of each of the late stage development milestones and the commercialization milestones are dependent solely upon the results of Astellas’ development activities and therefore these milestones were not deemed to be substantive.

Under the Amended Astellas Agreement, additional research and early and late state development milestone payments which are based on various research and clinical milestones, including the initiation of certain clinical studies, the submission for approval of a drug candidate to certain regulatory authorities for marketing approval and the commercial launch of collaboration products could total over $600.0 million, including up to $95.0 million relating to CK-2127107 in non-neuromuscular indications, and over $100.0 million related to CK-2127107 in each of SMA and other neuromuscular indications. Additionally, $200.0 million in commercial milestones could be received under the Amended Astellas Agreement provided certain sales targets are met. Due to the nature of drug development, including the inherent risk of development and approval of drug candidates by regulatory authorities, it is not possible to estimate if and when these milestone payments could become due.

In the event Astellas commercializes any collaboration products, the Company will receive royalties on sales of such collaboration products, including royalties ranging from the high single digits to the high teens on sales of products containing CK-2127107. Cytokinetics also holds an option to co-fund certain development costs for CK-2127107 and other compounds in exchange for increased milestone payments and royalties; such royalties may increase under certain scenarios to exceed twenty percent. Under the Amended Astellas Agreement, Cytokinetics retains an option to co-promote collaboration products containing fast skeletal muscle activators for neuromuscular indications in the U.S., Canada and Europe, in addition to its option to co-promote other collaboration products in the U.S. and Canada as provided for in the Original Astellas Agreement. Astellas will reimburse Cytokinetics for certain expenses associated with its co-promotion activities. The Amended Astellas Agreement also provides for Cytokinetics to lead certain activities relating to the commercialization of collaboration products for neuromuscular indications in the U.S., Canada and Europe under particular scenarios.

In conjunction with the Amended Astellas Agreement, the Company also entered into a common stock purchase agreement which provided for the sale of 2,040,816 shares of its common stock to Astellas at a price per share of $4.90 and an aggregate purchase price of $10.0 million which was received in December 2014. Pursuant to this agreement, Astellas agreed to certain trading and other restrictions with respect to the Company’s common stock. The Company determined the fair value of the stock issued to Astellas to be $9.1 million. The excess of cash received over fair value of $0.9 million was deferred along with the license and research and development services. Allocated consideration will be recognized as revenue for the single unit of accounting above, as services are performed following the proportional performance model over the initial research term of the Amended Astellas Agreement.

Following the common stock purchase, Astellas was determined to be a related party. As such, all revenue earned following the common stock purchase will be classified as related party revenue.

Research and development revenue from Astellas was as follows (in thousands):

	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
License Revenues from Related Parties	$13,918	$9,835	$3,852
Research and development revenues with related parties:
Reimbursement of internal costs	6,210	—	—
Reimbursement of other costs	5,974	—	—
Research and development milestone fees	—	15,000	—
Total research and development revenue with related parties from Astellas	$12,184	$15,000	$—
Research and development revenues:
Reimbursement of internal costs	—	8,939	3,285
Reimbursement of other costs	—	6,452	3,130
Research and development milestone fees	—	2,000
Total research and development revenue from Astellas	—	32,391	6,415
Total Revenue from Astellas	$26,102	$42,226	$10,267

Related party accounts receivable from Astellas were as follows (in thousands):

	December 31,
	2015	2014
Related party accounts receivable — Astellas	$—	$45,000

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At December 31, 2015 and December 31, 2014, the Company had $20.4 million and $33.6 million, respectively, of deferred revenue under the Amended Astellas Agreement, reflecting the unrecognized portion of the license revenue, allocation of consideration and payment of expenses.

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, which require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: March 30, 2016

APPENDIX A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CYTOKINETICS, INCORPORATED

CYTOKINETICS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Cytokinetics, Incorporated.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was August 5, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock to 163,000,000. Specifically, the first sentence of Article IV is hereby amended by deleting “81,500,000 shares of Common Stock” and replacing the same with “163,000,000 shares of Common Stock”.

FOURTH: This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

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APPENDIX A

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this              day of                     , 2016.

CYTOKINETICS, INCORPORATED

By:
ROBERT I. BLUM President and Chief Executive Officer

A-2

Cytokinetics
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